FOR IMMEDIATE RELEASE
Extreme Networks Extends Strategic Leadership and Experience to R&D with Promotion of Eric Broockman to Executive Vice President of Engineering
Broockman will focus on customer driven technology investments to drive value and deliver innovative products
SAN JOSE, Calif., April. 23, 2015 -- Extreme Networks, Inc. (NASDAQ: EXTR), a leader in high performance networking, today announced the appointment of Eric Broockman as CTO and Executive Vice President of Engineering, adding to his current responsibility as CTO, a role he has served the past 14 months. Broockman holds numerous US patents, is an active inventor, and was a National Science Foundation Fellow.

Broockman is an accomplished executive with an extensive technology background, having held start-up CEO and GM roles over the last 25 years. His experience includes R&D and creating actionable business strategy for large and private technology companies spanning networking, semiconductor, wireless and software.

“Eric has played a leadership role in setting the technical go-forward strategy for our wireless, SDN, hardware and software. He has demonstrated exemplary skills as a problem solver, team player, and an innovator, making him a natural choice to lead the engineering organization,” said Ed Meyercord, president and CEO of Extreme Networks. “With his appointment, we round out Extreme’s executive team with proven leaders who will set the course for our future.”

Broockman’s depth of industry experience includes executive management roles for technology leaders, including Cirrus Logic, where he was the VP/GM of the Crystal Division, as executive vice president at Legerity, and at IBM. He recently served as the CEO of start-up Alereon Inc., where he led the strategy and product development of the industry’s first gigabit OFDM wireless solution.

Edward Carney, Extreme Networks’ executive vice president of products and customer success, is leaving the company.

“I want to thank Ed Carney for his significant contributions in leading the engineering and customer support organizations during the integration of Extreme Networks and Enterasys,” said Meyercord.

About Extreme Networks
Extreme Networks, Inc. (EXTR) is a customer-focused company with advanced networking technology solutions and service platforms that address business critical challenges. Extreme Networks backs these solutions with our best-in-industry customer support model. Extreme Networks is headquartered in San Jose, CA and has more than 14,000 customers in over 80 countries. For more information, visit the company's website at http://www.extremenetworks.com
Extreme Networks and the Extreme Networks logo are either trademarks or registered trademarks of Extreme Networks, Inc. in the United States and/or other countries. All other names are the property of their respective owners.
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For more information, contact:
Greg Cross
Director of Public Relations
408 579 3483
gcross@extremenetworks.com